SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement
   [  ] Confidential, for use of the Commission Only (as permitted by Rule
        14a-6(3)(2))
   [X ] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                                 PLAYCORE, INC.
                (Name of Registrant as Specified in its Charter)

                       ___________________________________
     (Name of person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X ] No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

                                 PLAYCORE, INC.
                               1212 Barberry Drive
                          Janesville, Wisconsin  53545



                                                                  May 1, 1998



   Dear Stockholder:

             On behalf of PlayCore, Inc. ("PlayCore"), I cordially invite you to attend the annual meeting of stockholders on Thursday, June 4, 1998, in the Oak Room at the Metropolitan Club, 233 S. Wacker Drive, Sears Tower, 66th Floor, Chicago, Illinois 60606, at 10:00 a.m., local time. PlayCore was formerly known as "Swing-N-Slide Corp." prior to its April 1998 name change.

             At the annual meeting, stockholders will vote on the election of seven persons to the Board of Directors. Further information concerning the meeting and the nominees for election as directors can be found in the accompanying Notice and Proxy Statement. In addition, at the meeting there will be a presentation and overview of PlayCore's businesses and our plans for the future.

             The directors and officers of PlayCore would like as many stockholders as possible to be in attendance at the meeting. This meeting will highlight the many exciting changes that are occurring at our company.

             We ask that you sign and return the enclosed proxy card in the envelope provided, whether or not you now plan to attend the meeting. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

             We appreciate your continued support and interest in PlayCore.

                                 Sincerely yours,



                                 Frederic L. Contino
                                 President and
                                 Chief Executive Officer

                                 PLAYCORE, INC.
                               1212 Barberry Drive
                          Janesville, Wisconsin  53545

                                                                  May 1, 1998

   To the Holders of Common Stock of
   PlayCore, Inc.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

             The annual meeting of stockholders of PlayCore, Inc.
   ("PlayCore") will be held on Thursday, June 4, 1998, at 10:00 a.m., local time, in the Oak Room at the Metropolitan Club, 233 S. Wacker Drive, Sears Tower, 66th Floor, Chicago, Illinois 60606 for the following purposes:

        1. To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified; and

        2. To transact such other business as may properly come before such meeting or any adjournment or postponement thereof.

             Stockholders of record at the close of business on April 22, 1998, will be entitled to vote at the meeting and any adjournment or postponement thereof.

             A copy of PlayCore's Annual Report to Stockholders for the year ended December 31, 1997, is enclosed.

             PlayCore was formerly known as "Swing-N-Slide Corp." prior to its April 1998 name change.

             This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.

                                 Richard E. Ruegger
                                 Vice President-Finance,
                                 Chief Financial Officer,
                                 Treasurer and Secretary

   You are requested to fill in, sign, date and return the proxy submitted herewith in the return envelope provided for your use. Stockholders who execute proxies retain the right to revoke them at any time before they are actually voted. The giving of such proxy will not affect your right to vote in person should you later decide to attend the meeting.

                                 PLAYCORE, INC.
                               1212 Barberry Drive
                          Janesville, Wisconsin  53545
                                 (608) 755-4768


                                                                  May 1, 1998


                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held June 4, 1998

             This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of PlayCore, Inc. ("PlayCore") of proxies to be used in voting at the annual meeting of stockholders to be held in the Oak Room at the Metropolitan Club, 233 S. Wacker Drive, Sears Tower, 66th Floor, Chicago, Illinois 60606, on Thursday, June 4, 1998, at 10:00 a.m., local time, and at any adjournment or postponement thereof. The matters to be considered and acted upon at the annual meeting are referred to in the preceding notice. If the enclosed proxy is properly executed and returned, all shares represented thereby will be voted as indicated thereon. PlayCore was formerly known as "Swing-N-Slide Corp." prior to its April 1998 name change.

             Stockholders whose names appear of record on the books of PlayCore at the close of business on April 22, 1998, will be entitled to vote at the meeting and at any adjournment or postponement thereof. On the record date for the meeting, PlayCore had outstanding and entitled to vote 7,908,964 shares of common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote per share. Proxy materials are being mailed on or about May 1, 1998 to stockholders of record as of the close of business on April 22, 1998.

                              ELECTION OF DIRECTORS

             The Board of Directors currently consists of seven members. Seven directors of PlayCore are to be elected at the upcoming annual meeting to serve until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more directors is withheld, it is intended that shares represented by proxies in the accompanying form will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling for good cause to accept nomination or election, for the election of such other person as the Board of Directors may recommend in his or her place. All of the persons listed below are directors of PlayCore and are nominees for re-election. All nominees are also directors of Newco, Inc., PlayCore's wholly-owned operating subsidiary ("Newco", and together with PlayCore, the "Company"). Information as to the directors' ownership of shares of Common Stock is provided under the caption "Security Ownership of Management and Principal Stockholders."

             The following sets forth information, as of April 22, 1998, about the nominees for re-election as directors:

             Terence S. Malone, age 68, has served as a director of PlayCore since September 1992 and Chairman since September 1997. Mr. Malone served as Acting Chief Executive Officer of PlayCore from September 1997 to January 1998. Mr. Malone was Chairman and Chief Executive Officer of Johnson Worldwide Associates, Inc. (international manufacturer and marketer of outdoor recreational products) from 1986 until his retirement in January 1994.

             Frederic L. Contino, age 47, has served as a director of PlayCore and President and Chief Executive Officer of PlayCore since January 1998. Mr. Contino was President of Anchor Hocking Plastics and Plastics, Inc., divisions of Newell Companies (diversified manufacturers of consumer home products), from January 1993 to January 1998. Mr. Contino served as Vice President-Merchandising for Anchor Hocking's glass division from May 1988 to January 1993.

             David S. Evans, age 34, has served as a director of PlayCore since February 1996. Mr. Evans has been President and Chief Executive Officer of Glencoe Capital, L.L.C. (private equity investing) since March 1993. Prior to such date, Mr. Evans was a Merchant Banking/Mergers and Acquisitions Specialist at Donaldson, Lufkin & Jenrette Securities Corporation (full service investment banking) from 1988 to March 1993.

             George N. Herrera, age 64, has served as a director of PlayCore since February 1996. Mr. Herrera has been Director of International Sales of Masco Corporation (diversified manufacturer of home products) since 1982.

             Timothy R. Kelleher, age 35, has served as director of PlayCore since April 1996. Mr. Kelleher has been Vice-President of Desai Capital Management Incorporated (investment management firm for institutional clients) since May 1992. From 1989 to May 1992, he was an associate at Entrecanales, Inc. (private investing). Mr. Kelleher is currently a director of Eye Care Centers of America, Inc.

             Gary A. Massel, age 58, has served as a director of PlayCore since September 1996. Mr. Massel has been Vice President-Logistics of Boise Cascade Office Products since September 1997. From August 1995 to September 1997, Mr. Massel was an independent consultant. Previously, Mr. Massel was a Senior Vice President of Ply-Gem Industries (building products manufacturer) from February 1994 to August 1995. From 1989 to February 1994, Mr. Massel was Vice President-Operations Specialty Packaging of Packaging Corp. of America (packaging manufacturer).

             Caroline L. Williams, age 51, has served as a director of PlayCore since February 1996. Ms. Williams has been Chair of Glencoe Capital, L.L.C. since January 1998. Ms. Williams was an independent consultant and director of various corporations from January 1992 through December 1997. Prior to that date, Ms. Williams was Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation (full service investment banking) from 1988 to January 1992. Ms. Williams is currently a director of Hearst-Argyle Television, Inc.

                             COMMITTEES OF THE BOARD

             The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Board does not currently have a standing Nominating Committee. The members and functions of the standing committees are described briefly below.

   Audit Committee

             The Audit Committee is currently comprised of Messrs. Herrera and Massel (Chairman). The Audit Committee makes recommendations to the Board of Directors regarding the independent auditors to be retained to audit the Company's accounts and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and review such audit results. Ernst & Young LLP presently serves as the independent auditors of the Company. The Audit Committee met two times during 1997.

   Compensation Committee

             The Compensation Committee is currently comprised of Mr. Evans and Ms. Williams (Chair). The Compensation Committee reviews and makes recommendations as to compensation, bonuses, stock plans and other benefits and policies respecting such matters for the officers and employees of the Company. The Compensation Committee met two times during 1997.

   Executive Committee

             The Executive Committee is currently comprised of Messrs. Contino, Evans (Chairman), Kelleher and Malone. The Executive Committee has the authority to exercise all of the powers of the Board during intervals between meeting of the Board. The Executive Committee met six times during 1997.

   Directors' Attendance

             The Board of Directors of Swing-N-Slide held four meetings in 1997. Each director attended not less that 75% of the total number of meetings of (1) the Board of Directors and (2) all committees of the Board on which he or she served, during the period that he or she served.

   Director Compensation

             Each non-employee director of PlayCore who is not an employee of GreenGrass Capital LLC, a Delaware limited liability company ("GGC"), or any of its affiliates ("Non-affiliated Directors"), receives an annual retainer of $15,000 paid in quarterly installments of $3,750 and options to purchase 5,000 shares of Common Stock with a per share exercise price equal to the fair market value of a share of Common Stock on the day after the annual meeting of stockholders. In addition, beginning in 1998 any Non-affiliated Director who serves as the Chairman of the Board receives an annual retainer of $5,000, as chairman of a standing committee of the Board receives an annual retainer of $3,000 and as a committee member of a standing committee of the Board receives an annual retainer of $1,000.
   All directors are reimbursed for out-of-pocket costs related to PlayCore's business. No additional compensation is paid to directors for serving on Newco's Board of Directors.

                             EXECUTIVE COMPENSATION

   Summary Compensation Table

             The following table sets forth certain information with respect to compensation earned in the last three completed fiscal years by Mr. Malone, Chairman of the Board and Acting Chief Executive Officer at December 31, 1997, Mr. Mueller, former Chairman, President and Chief Executive Officer, Mr. Caldwell, President of the Swing-N-Slide Division of Newco, Mr. Hammelman, Vice President-Human Resources and Administration and Mr. Ruegger, Vice President-Finance and Chief Financial Officer, the only executive officers whose salary and bonus exceeded $100,000 during the most recently completed fiscal year (the "Named Executive Officers"). A list of all current executive officers of the Company is attached hereto as Exhibit A.

                                             SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                                                                      Compensation
                                                          Annual Compensation            Awards



                                                                             Other     Securities
                                                                             Annual    Underlying     All Other
                                                    Salary         Bonus     Comp.      Options      Compensation
        Name and Principal Position      Year        ($)            ($)       ($)         (#)            ($)

    Terence S. Malone                    1997       $80,000          -           (1)     39,284             $-
      Chairman and Acting Chief          1996             -          -           (1)      5,000              -
      Executive Officer at               1995             -          -           (1)      1,550              -
      December 31, 1997

    Richard G. Mueller                   1997      $170,786          -           (1)    287,207        $58,510(2)
      Former President and Chief         1996       207,906    $24,000           (1)    120,000        181,763
      Executive Officer                  1995       211,872     72,288           (1)    100,000          6,805
    John E. Caldwell                     1997      $159,423    $35,000           (1)    100,000        $63,728(3)
      President of the Swing-N-Slide     1996         8,942      1,431           (1)          -              -
      Division of Newco                  1995             -          -           (1)          -              -

    David H. Hammelman                   1997       $93,961    $ 8,000           (1)     78,219         $3,947(4)
      Vice President-Human Resources     1996        86,283     12,809           (1)     14,676          4,137
      and Administration                 1995        79,670     21,350           (1)     12,230          3,481
    Richard E. Ruegger                   1997      $104,077    $ 9,000           (1)    164,046         $4,695(4)
      Vice President-Finance and Chief   1996        90,540     13,309           (1)     16,152          3,622
      Financial Officer                  1995        86,316     22,960           (1)     13,460          3,912

    _______________

    (1)  The Company also provides its Named Executive Officers certain additional non-cash benefits that are not described in  this  Proxy Statement  because such  compensation  is below  the Securities  and  Exchange
         Commission's required disclosure thresholds.
    (2)  The Compensation reported is  comprised of $6,010 of matching contributions made by the Company pursuant to its 401(k)  plan and a  $52,500 severance payment made  in connection with Mr.  Mueller's resignation from the Company.
    (3)  The compensation  reported is comprised of $3,200 of matching contributions made by the Company pursuant to  its 401(k)  plan and  $60,528 of  relocation expenses  paid by  the Company  in connection  with Mr.
         Caldwell's December 1996 employment by the Company.
    (4)  The compensation reported  is comprised of  matching contributions made by  the Company pursuant  to its
         401(k) plan.


   Stock Option Grants


             The following table shows option grants in 1997 to the Named Executive Officers.

                                                OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                       Individual Grants

                                     Number of    % of Total                                         Potential Realizable Value
                                    Securities     Options                                            at Assumed Annual Rate
                                    Underlying    Granted to                                               of Stock Price
                                      Options     Employees   Exercise or                              Appreciation for Option
                                      Granted     in Fiscal   Base Price    Expiration                         Term(1)
    Name                                 #           Year       ($/Sh)         Date                        5%            10%
    Terence S. Malone                  30,000(2)     3.0%        $4.75      12/31/2002                  $39,370        $86,998
                                        5,000(3)     0.5%         4.00      04/25/2006                   11,027         27,159
                                        1,708(4)     0.2%         5.38      01/24/2003                    3,125          7,090
                                        1,708(4)     0.2%         5.38      04/27/2005                    4,387         10,508
                                          868(4)     0.1%         5.38      02/14/2005                    2,230          5,340

    Richard G. Mueller                 67,207(4)     6.7%        $3.70      02/26/2006                 $137,097       $337,675
                                       55,000(5)     5.5%         7.00      05/20/2007                  242,124        613,591
                                       55,000(6)     5.5%         8.00      05/20/2007                  276,714        701,247
                                       55,000(7)     5.5%         9.25      05/20/2007                  319,950        810,816
                                       55,000(8)     5.5%        10.63      05/20/2007                  367,683        931,782

    John E. Caldwell                   20,000(9)     2.0%        $4.67      02/28/2007                  $58,739       $148,856
                                       20,000(5)     2.0%         7.00      05/20/2007                   88,045        223,124
                                       20,000(6)     2.0%         8.00      05/20/2007                  100,623        254,999
                                       20,000(7)     2.0%         9.25      05/20/2007                  116,346        294,842
                                       20,000(8)     2.0%        10.63      05/20/2007                  133,703        338,830

    David H. Hammelman                 17,500(5)     1.7%        $7.00      05/20/2007                  $67,538       $166,349
                                       17,500(6)     1.7%         8.00      05/20/2007                   88,045        223,124
                                       17,500(7)     1.7%         9.25      05/20/2007                  101,802        257,987
                                       17,500(8)     1.7%        10.63      05/20/2007                  116,990        296,476
                                        8,219(4)     0.8%         3.70      02/26/2006                   19,125         48,466

    Richard E. Ruegger                 38,750(5)     3.8%        $7.00      05/20/2007                 $149,548       $368,343
                                       38,750(6)     3.8%         8.00      05/20/2007                  194,957        494,060
                                       38,750(7)     3.8%         9.25      05/20/2007                  225,419        571,257
                                       38,750(8)     3.8%        10.63      05/20/2007                  259,050        656,482
                                        9,046(4)     0.9%         3.70      02/26/2006                   21,049         53,343
   _______________

   (1)  This presentation is intended to disclose the potential value that would accrue to the optionee if the option were exercised the day before it expires and if the per share value has appreciated at the compound annual rate indicated in each column.  The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange
        Commission regarding disclosure of executive compensation.  The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the Common Stock.
   (2)  Options granted to Mr. Malone per his interim CEO consulting agreement dated September 2, 1997.  These options are all exercisable fully vested and non-terminable.
   (3)  Options granted to Mr. Malone as a director of the Company.  These options are all exercisable, fully vested and non-terminable.
   (4)  Options granted under the anti-dilution provisions of the 1992 Stock Program.  These options are all exercisable, fully vested and non-terminable.
   (5)  Options granted under the 1996 Incentive Stock Plan.  These options vested on February 1, 1998 and will terminate ninety days after the individual's employment with the Company is terminated.
   (6)  Options granted under the 1996 Incentive Stock Plan.  These options will vest on February 1, 1999 and will terminate ninety days after the individual's employment with the Company is terminated.
   (7)  Options granted under the 1996 Incentive Stock Plan.  These options will vest on February 1, 2000 and will terminate ninety days after the individual's employment with the Company is terminated.
   (8)  Options granted under the 1996 Incentive Stock Plan.  These options will vest on February 1, 2001 and will terminate ninety days after the individual's employment with the Company is terminated.
   (9)  Twenty-five percent of these options are exercisable 12 months after the March 1, 1997 grant date and an additional 25%
        of the options become exercisable after each successive anniversary thereof, with full vesting occurring after the fourth anniversary of such date.


   1997 Year-End Option Value

             Set forth below is certain information regarding the number and value of unexercised stock options held by the Named Executive Officers at the end of 1997. No options were exercised by the Named Executive Officers in 1997.


                                            Aggregated Option Exercises in 1997 and
                                                1997 Year-End Option/SAR Values


                              Shares            Number of Securities Underlying                 Value of Unexercised
                            Acquired on              Unexercised Options at                    In-The-Money Options at
                            Exercise in                December 31, 1997                        December 31, 1997(4)
         Name                  1997              Exercisable          Unexercisable          Exercisable     Unexercisable
    Terence S. Malone            0                 51,934                   0                  $ 5,430          $0
    Richard G. Mueller          (1)               150,000(2)          220,000(3)                45,000           0

    John E. Caldwell             0                  5,000              95,000                        0           0

    David H. Hammelman           0                 22,895              70,000                    6,869           0
    Richard E. Ruegger           0                 25,198             155,000                    7,559           0

    _______________

    (1)  The Company repurchased 37,207 of Mr. Mueller's exercisable options for  an aggregate price of $39,067 in November
         1997 in connection with Mr. Mueller's resignation from the Company.
    (2)  The Company repurchased 50,000 of Mr. Mueller's  exercisable options at an aggregate  price of $52,500 in  January
         1998 pursuant to arrangements made at the time of Mr. Mueller's resignation from the Company.
    (3)  All  of  such options  expired in  accordance with  their  terms in  February 1998  as a  result of  Mr. Mueller's resignation from the Company.
    (4)  For valuation purposes the amounts shown are based upon the  December 31, 1997 $4.00 closing sale price per  share of the Common Stock on the American Stock Exchange.


   Agreements With Executive Officers

             PlayCore entered into an Employment Agreement in January 1998 with Mr. Contino that sets forth certain terms and conditions of his employment with PlayCore. The Employment Agreement runs for three years and automatically extends from year to year thereafter unless terminated prior to any such extension. The Employment Agreement provides for an annual base salary of $300,000, subject to increases each year at the discretion of the Board of Directors, and for an annual bonus based generally upon increases in PlayCore's earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Employment Agreement also provides for the grant of options to purchase an aggregate of 375,000 shares of Common Stock, of which options to purchase approximately 200,000 shares do not vest unless or until the Company's Common Stock trades above certain prices, and the remainder of such options vest in stages on each anniversary of the date of the Employment Agreement through 2001. In the event Mr. Contino is terminated without cause, in addition to certain other benefits, (i) his annual base salary continues for a minimum of two years if such termination occurs before July 1999, and a minimum of one year, subject to extension to up to two years if certain financial goals have been achieved by the Company, after July 1999, and (ii) he is entitled to certain bonus replacement payments if certain levels of EBITDA have been achieved prior to such termination. If such termination occurs in connection with a change of control, in certain circumstances Mr. Contino may be entitled to certain additional payments, the amount of which is generally based upon the bonus paid to Mr. Contino in the previous year. The Employment Agreement also provides for certain perquisites and benefits commensurate with Mr. Contino's employment as President and Chief Executive Officer of the Company. The Employment Agreement contains provisions requiring Mr. Contino to keep certain information with respect to the Company confidential during his employment and for two years thereafter and provisions providing that Mr. Contino will not compete with the Company's business for 18 months following any termination of his employment.

             In connection with Mr. Mueller's resignation in September 1997, PlayCore entered into a letter agreement with Mr. Mueller to set forth certain terms of his severance arrangements. Pursuant to this letter agreement, the Company agreed to pay Mr. Mueller compensation of approximately $46,000 immediately, and approximately $250,000 not later than January 1998. The Company also agreed to pay $24,000, representing Mr. Mueller's performance bonus for the year ended December 31, 1996, and to provide Mr. Mueller and his dependents with coverage under the Company's various group insurance plans through April 2000. The Company also agreed to purchase 34,305 shares of Common Stock held by GreenGrass Management LLC and GreenGrass Holdings LLC of which Mr. Mueller was beneficial owner for an aggregate of approximately $163,000, and also agreed to immediately redeem options held by Mr. Mueller with respect to 37,207 shares of Common Stock at an aggregate price of approximately $39,000 and to redeem not later than January 1998 options held by Mr. Mueller with respect to 50,000 shares of Common Stock for an aggregate price of approximately $52,000. Finally, the Company agreed to provide Mr. Mueller with certain individual executive outplacement services through a third party vendor for one year. Mr. Mueller reaffirmed his previously obligations under a covenant not to compete with the Company's business for one year after his resignation, and a covenant to keep certain information with respect to the Company confidential after his employment.

             The Company entered into Severance and Change of Control Agreements with Messrs. Hammelman and Ruegger on February 15, 1996 and with Mr. Caldwell on December 1, 1996. Under the terms of the Severance and Change of Control Agreement, in the event that any such person's employment is terminated by the Company without cause or by such employee with "good reason," such employee shall be entitled to the continuation of their salary and their benefits under the Company's group insurance plans for twelve months after such termination (the "Severance Period"), and if such termination occurs after a change of control, then the Severance Period is 18 months. "Good reason" includes, among other things, any reduction or material change in the employee's salary, a material reduction in perquisites, relocation of the employee, and certain events associated with a change of control.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

             The current members of the Compensation Committee are Mr. Evans and Ms. Williams. No present or former executive officer of the Company serves as a member of the Compensation Committee. Furthermore, there are no interlocking relationships between any executive officer of the Company and any entity whose directors or executive officers serve on the Compensation Committee.

             Ms. Williams is Chair of, and Mr. Evans is a stockholder and director and the President and Chief Executive Officer of, Glencoe Capital, L.L.C. ("GCL"), which is an affiliate of an institutional investor in GGC and an institutional investor in GreenGrass Capital II LLC, a Delaware limited liability company ("GGCII"). GGC and GGCII are two of the three partners of GreenGrass Holdings, a Delaware general partnership ("GreenGrass Holdings"), which beneficially owns approximately 68% of the outstanding shares of Common Stock. Ms. Williams and Mr. Evans are also members of the three person Members Operating Board of GGC, which entity controls voting and investment making decisions of GreenGrass Holdings, and one of the three persons appointed to the Members Operating Board of GGCII.

   Agreement with respect to Consulting Services

             Under the terms of the Management Consulting Agreement dated February 16, 1996, PlayCore pays to GCL and Desai Capital Management Incorporated ("DCMI"), affiliates of two GGC institutional investors, consulting fees in the aggregate amount of $300,000 per year, payable in quarterly installments of $75,000, plus reimbursement of reasonable expenses incident to their consulting services. The Management Consulting Agreement is automatically renewed for successive one year terms unless either party gives notice to the other of its intention not to renew the agreement. The consulting fee is to be reviewed annually by the Board of Directors of PlayCore.

   Agreement with respect to Acquisition Advisory Services

             Under the terms of an engagement letter dated September 6, 1996, GCL and DCMI agreed to act as acquisition advisors to PlayCore with respect to two potential acquisitions (the "Acquisitions"). In this regard, GCL and DCMI agreed to provide advice to PlayCore with respect to valuation, due diligence, negotiation, financing techniques and alternatives, and related matters involving the Acquisitions. The initial term of the engagement is for one year with automatic renewal for successive one-year periods unless either party provides notice of its desire not to renew at least 30 days before the renewal date. As compensation for such services, PlayCore agreed to pay to GCL and DCMI a fee equal to 4.0% of the gross proceeds from any new equity raised, plus 1.125% of any senior loan financing related to the Acquisitions (less fees paid to other parties) plus 1.0% of the transaction of value for either of the Acquisitions consummated by PlayCore. Playcore also agreed to reimburse GCL and DCMI for certain expenses incurred by them in performing such services. The aggregate amount paid by PlayCore to GCL and DCMI under this agreement is $790,398 (relating to the GameTime acquisition detailed below).

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

             In addition to the matters described under the heading "Compensation Committee Interlocks and Insider Participation," PlayCore has been party to certain other related party transactions which are described below.

   Change of Control Transaction

             Under the terms of a Transaction Agreement dated January 4, 1996, as amended February 12, 1996 (the "Transaction Agreement"), GreenGrass Holdings purchased 3,510,000 shares of Common Stock of PlayCore tendered under GreenGrass Holdings' $6.50 per share cash tender offer which expired on February 14, 1996. Upon purchase of the 3,510,000 shares, together with shares of Common Stock owned by persons related to GreenGrass Holdings and contributed to the initial two general partners of GreenGrass Holdings in connection with the consummation of the cash tender offer, GreenGrass Holdings owned approximately 60% of the shares of Common Stock of PlayCore.

             This Common Stock purchase was funded by cash contributions from GreenGrass Holdings' initial two general partners, GGC and GreenGrass Management LLC, a Delaware limited liability company ("GGM"). Prior to the GameTime acquisition described below and the investment by GGCII, the new general partner of GreenGrass Holdings, GGC had an approximately 97% interest in GreenGrass Holdings and GGM had an approximately 3% interest in GreenGrass Holdings.

             The members of GGC are the following institutional investors:
   Glencoe Growth Closely-Held Business Fund, L.P., Equity-Linked Investors-- II, a New York limited partnership ("ELI-II"); the State Treasurer of the State of Michigan, as Custodian for the Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges Retirement System, each a trust organized by the State of Michigan to provide pension benefits to eligible retirees (collectively, the "Michigan Trusts"); Crescent/MACH I Partners, L.P., a Delaware limited partnership ("Crescent"); Sahara Enterprises, Inc., a Delaware corporation ("Sahara"); and Baldwin & Lyons Insurance Company, an Indiana corporation ("Baldwin").

             The members of GGM are Richard Ruegger (Vice President-Finance, Chief Financial Officer, Secretary and Treasurer), Curtis Cole (Vice President-Operations of the Swing-N-Slide division), David Hammelman (Vice President-Human Resources and Administration), Kenneth Jonas (Director of Engineering of the Swing-N-Slide division) and Joseph Beebe (formerly Executive Vice President-Operations). Richard Mueller (the former Chairman, President and Chief Executive Officer) withdrew as a member of GGM in November 1997 in connection with the end of his employment at PlayCore.

             In addition, pursuant to the Transaction Agreement, GreenGrass Holdings purchased on February 16, 1996, $4,300,000 principal amount of PlayCore's 10% Convertible Debentures Due 2004 (the "Debentures"), and on April 25, 1996, purchased an additional $700,000 of Debentures. The Debentures are general, unsecured obligations of PlayCore and are subordinate to any guaranty by PlayCore of any indebtedness of Newco. The Debentures mature eight years from their date of initial issuance, subject to earlier redemption at the election of PlayCore and mandatory redemption upon a change of control, in both cases at par. The Debentures bear interest at a rate of 10% per annum, paid semi-annually, with PlayCore having the option to pay interest in additional Debentures for the first seven semi-annual interest payment dates. The Debentures are convertible into shares of Common Stock at a conversion price of $4.80 per share, subject to customary antidilution adjustments. As of April 1, 1998, GreenGrass Holdings held $858,005 in additional Debentures issued in lieu of cash interest payments on the Debentures.

   Agreement with respect to Election of Directors

             Under the terms of the Transaction Agreement, GreenGrass Holdings is entitled to designate five members of the Board of Directors of PlayCore (Mr. Contino is not counted as one of such five directors). To date, GreenGrass Holdings has designated four current directors, Ms. Williams and Messrs. Evans, Herrera and Kelleher.

   Registration Rights

             Under certain agreements, Code Hennessy & Simons Limited Partnership, formerly a significant investor in PlayCore, GreenGrass Holdings and certain of their associates, and various officers and directors and, in some cases, their spouses or trusts for their benefit or the benefit of their children, were granted certain rights to have shares of Common Stock registered and/or included in registrations initiated by PlayCore or its stockholders (the "registration rights"). Expenses incurred in connection with the exercise of such registration rights shall be, subject to limited exceptions, borne by the Company.

   GameTime Acquisition

             Pursuant to an Amended and Restated Stock Purchase Agreement, Newco, the wholly-owned subsidiary of PlayCore, acquired all of the outstanding shares of capital stock of Game Time, Inc., an Alabama corporation ("GameTime"), on March 13, 1997, for $27 million, of which $25 million was paid in cash at the closing and $2 million was paid by delivery at closing of Newco's unsecured 10% Subordinated Notes due 2005, and the assumption of GameTime indebtedness of approximately $13.2 million. GameTime is principally involved in the design, manufacture, sale, and distribution of commercial outdoor park and playground equipment, site amenities, and related products. Immediately following the acquisition, GameTime was merged with and into Newco, with Newco as the survivor.

             To provide financing for the GameTime acquisition, to payoff and refinance certain indebtedness of the Company, and to provide additional funds for working capital purposes, PlayCore and Newco obtained a variety of debt and equity financing. Pursuant to a Credit Agreement, Newco obtained debt financing in the aggregate amount of $69.5 million from certain lenders represented by Fleet National Bank, of which $20 million comprised a senior secured revolving credit facility maturing March 13, 2003, $45 million comprised a senior secured term loan maturing March 13, 2003, and $4.5 million comprised a senior secured term loan maturing June 30, 2003. Pursuant to separate Securities Purchase Agreements, Newco also obtained $12.5 million of debt financing from Massachusetts Mutual Life Insurance Company ("MassMutual") and its affiliates by issuing its 12% Senior Subordinated Notes due 2005. As part of such debt financing, MassMutual and its affiliates received warrants to purchase up to an aggregate of 618,937 shares of Common Stock (which shares are subject to adjustment under certain circumstances) at an exercise price of $.001 per share.

             PlayCore also entered into an Investment Agreement with GreenGrass Holdings pursuant to which PlayCore sold to GreenGrass Holdings 1,245,331 shares of its Common Stock for an aggregate purchase price of $5.0 million or a per share purchase price of $4.015, and sold its Junior Subordinated Bridge Note (the "Bridge Note") in the principal amount of $2.5 million due no later than December 31, 1997, bearing interest at a rate of 13.5 percent per annum. On December 31, 1997, the Bridge Note of $2.5 million was paid. PlayCore used the proceeds from the issuance of $2.5 million of its Common Stock at a per share purchase price of $4.015 to pay-off the Bridge Note. Of the $2.5 million of Common Stock sold, GreenGrass Holdings purchased approximately $2.0 million and the remainder was purchased by non-GreenGrass Holdings stockholders of record on August 25, 1997.

             The funds necessary for GreenGrass Holdings to purchase the additional shares of Common Stock and the Bridge Note under the Investment Agreement were contributed by GGCII, upon its admission as a general partner of GreenGrass Holdings on March 13, 1997. Following the admission of GGCII, GGC has an approximately 71% interest in GreenGrass Holdings, GGCII has an approximately 28% interest in GreenGrass Holdings, and GGM has an approximately 1% interest in GreenGrass Holdings. Information as to the ownership of GreenGrass Holdings, GGC, GGCII, and GGM is provided under the caption "Security Ownership of Management and Principal Stockholders."

   Loan Guarantee

             Mr. Mueller borrowed $150,000 from Capital Bank in Madison, Wisconsin, the proceeds from which were used to purchase units of membership interests in GGM. The loan bears interest at the prime rate floating from time to time. Repayment of the loan is secured by a third mortgage on the personal residence of Mr. Mueller and is guaranteed by PlayCore. The loan guarantee was approved by the Compensation Committee at its meeting on March 19, 1996. Such loan was repaid and the related guarantee extinguished in November 1997 in connection with Mr. Mueller's resignation from the Company.

                           REPORT OF THE COMPENSATION
                       COMMITTEE OF THE BOARD OF DIRECTORS

             The Compensation Committee (the "Committee") of the Board of Directors of PlayCore is responsible for all aspects of the compensation package offered to the executive officers of PlayCore, including the Named Executive Officers. The following report was authorized by the members of the Committee.

   Executive Compensation Policies

             The Committee bases its review and recommendations regarding the Company's executive compensation with the goal of attaining the following objectives: (1) to attract, motivate and retain the highest quality executives, (2) to align both the short-term and the longer-term interests of executives with those of the Company's stockholders, and (3) to encourage executives to achieve their assigned tactical and strategic business objectives as well as overall corporate financial results. The executive compensation program for 1997 was generally comprised of base salary, variable cash incentive awards based on current corporate and individual performance, and stock options granted under the PlayCore 1996 Incentive Stock Plan.

   Base Salaries

             All executive base salaries are within established salary ranges that are generally based on similar positions in companies of comparable size and complexity. The Committee determines those companies which are comparable to the Company from the information contained in various national surveys obtained through a third-party consultant. Base compensation is scaled in accordance with the relative job content of a position. Base salaries for each executive is based upon a variety of factors, the most important of which are experience and performance. The reasonableness of actual salaries is verified by comparison to similar companies as discussed above.

             With respect to the 1997 base salary granted to the former Chief Executive Officer, Mr. Mueller, the Committee took into account a comparison of base salaries of chief executive officers of peer companies of similar size and the Company's success in meeting its financial goals in 1996. Mr. Mueller was granted a base salary of $210,000, compared to a base salary of $207,906 for 1996. This base salary of $210,000 was below the median of the peer group.

   Management Incentive Compensation Program

             Managers whom the Committee determines have a significant impact on the Company's financial results through their positions and performance, including the Named Executive Officers, are eligible to participate in the Company's Management Incentive Compensation ("MIC") Program. Awards under the MIC Program are based upon achievement of corporate earnings targets for the fiscal year, as well as individually assigned objectives. Approximately 80% of the incentive compensation award of each executive officer is tied to the achievement of the corporate financial objectives while the remaining 20% is awarded based on meeting individual objectives. For 1997, the program utilized a threshold percentage of the actual budgeted earnings before interest, taxes, depreciation and amortization ("EBITDA") which had to be achieved before the portion of the incentive compensation based on corporate financial objectives would begin to accrue. The incentive compensation awards ranges were 0% to 150% of base salary for the former Chief Executive Officer, Mr. Mueller, 0% to a maximum of 106% of base salary for Mr. Caldwell, and 0% to a maximum of 93% of base salary for the other Named Executive Officers. For 1997, the Company failed to meet its budgeted EBITDA thereby eliminating any of the approximately 80% of incentive compensation that is based on the achievement of corporate financial objectives. Based on meeting certain individual objectives, aggregate incentive compensation of $52,000 was granted to the Named Executive Officers in 1997 out of a potential maximum management incentive
   compensation pool of $666,168.   Mr. Mueller, the former Chief Executive
   Officer, was not awarded a bonus under the MIC Program for 1997.

   Stock Program

             Long-term incentives are provided through the grant of stock options or the award of restricted stock under the PlayCore 1996 Incentive Stock Plan (the "1996 Stock Plan"), which was approved by stockholders at the 1996 annual meeting. The Committee believes that stock ownership provides significant motivation to executives to maximize value for PlayCore's stockholders. Stock options are to be granted at no less than the prevailing market price and, therefore, will have value only if PlayCore's stock price increases after the grant. The Committee believes that stock options and stock awards provide a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure PlayCore's performance. The terms of options granted as well as the terms of any restrictions on stock awarded are determined at the time of the grant or award by the Employee Committee established under the 1996 Stock Plan. The Employee Committee under the 1996 Stock Plan is comprised of the same directors who comprise the Committee.

             An aggregate of 868,000 options were granted under the 1996 Stock Plan in 1997, including 545,000 options granted to Named Executive Officers. See "Executive Compensation - Stock Option Grants." Additionally, in connection with the GameTime acquisition, the number of shares of Common Stock underlying options currently held by certain of the Company's former and current officers, directors and employees granted pursuant to the 1992 Stock Program was increased by 160,980 additional shares of Common Stock to prevent the dilution of such options resulting from the GameTime acquisition.

   Compensation for 1998

             For 1998, the Committee intends to continue to focus on linking executive compensation with corporate performance. Financial performance will continue to be measured using EBITDA instead of operating income in order to align bonuses with investors' focus.

   Conclusion

             Through the programs described above, a significant portion of PlayCore's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                 COMPENSATION COMMITTEE



                                 Caroline L. Williams
                                 David S. Evans

                                STOCK PERFORMANCE

             The following graph compares the percentage change in the cumulative total stockholder return, including dividend reinvestment, on the Common Stock, with that of the cumulative total return of the Wilshire 5000 Index (the "Wilshire 5000") and the Investor's Business Daily Leisure Products Index (the "Leisure Products Index") for the measurement period beginning December 31, 1992, the date on which the Common Stock first began to trade publicly. The graph is based on the assumption that $100 was invested on December 31, 1992 in: (1) Common Stock; (2) the Wilshire 5000; and (3) the Leisure Products Index.


   See Performance Graph


   (1) Does not reflect the purchase of 3.6 million outstanding shares of Common Stock pursuant to a self tender offer at $11.00 per share completed on January 19, 1995.

                                      December    December  December  December  December    December
                                      31, 1992    31, 1993  31, 1994  31, 1995  31, 1996    31, 1997
    PlayCore                           $100.00    $108.33   $ 70.83    $ 33.33   $ 27.08      $ 33.33
    Leisure Products Index              100.00     121.57    123.34     132.01    178.92       187.33
    Wilshire 5000 Index                 100.00     108.58    105.85     141.20    167.80       216.75


           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

             The following table sets forth certain information known to the Company with respect to beneficial ownership of the PlayCore's Common Stock as of April 14, 1998, except as otherwise noted, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

    5% Stockholders, Directors, Named
    Executive Officers,
                                             Shares Beneficially Owned
    and Directors and Executive Officers
    as a Group (1)                               Number    Percent

    John E. Caldwell (2)                           31,128    *

    Frederic L. Contino (3)                        25,000    *

    David S. Evans (4)                          6,603,765    72.0%

    GreenGrass Holdings and Related             6,603,765    72.0%
      Parties (5) 6,603,76572.0%
      GGC (4,685,455 shares - 51.1%)
      (6)(8)(9) GGCII (1,852,361
      shares -20.2%)(7)(8)(9)
      GGM (65,950 shares - 0.7%) (10)

    David H. Hammelman (11)                        40,395    *

    George N. Herrera (12)                         10,000    *

    Timothy R. Kelleher (13)                    6,603,765    72.0%

    Terence S. Malone (14)                         52,181    *

    Massachusetts Mutual Life Ins. Co. (15)       772,427    9.4%

    Gary A. Massel (16)                             5,000    *

    Richard E. Ruegger (17)                        63,948    *

    Caroline L. Williams (18)                   6,613,765    72.0%

    All executive officers and directors as a   6,841,417    72.8%
    group (10 persons) (19)

   ____________________
   *    Less than 1%

   (1) Except as otherwise indicated, the address of each stockholder is c/o PlayCore, Inc., 1212 Barberry Drive, Janesville, Wisconsin 53545.

   (2) Includes 30,000 shares issuable upon the exercise of stock options which are currently exercisable.

   (3) Consists of 25,000 shares issuable upon the exercise of stock options which are currently exercisable.

   (4) As one of the three persons appointed to the Members Operating Board of GreenGrass Capital LLC, a Delaware limited liability company ("GGC"), Mr. Evans has shared control of the voting and investment making decisions of GreenGrass Holdings, which owns 5,346,056 shares of Common Stock, Debentures convertible into 1,207,709 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. Of such securities, Mr. Evans would be entitled to receive from GreenGrass Holdings 7,078 shares of Common Stock, Debentures convertible into 1,356 shares of Common Stock, and a warrant to purchase 86 shares of Common Stock under certain circumstances as a result of his ownership of limited partnership interest in Glencoe Fund and Glencoe Growth Partners, L.P., and his ownership of stock in GCL. The address of Mr. Evans is c/o Glencoe Investment Corporation, 190 South LaSalle St., Suite 2830, Chicago, Illinois 60603.

   (5) The address of GreenGrass Holdings, a Delaware general partnership ("GreenGrass Holdings"), is c/o Glencoe Investment Corporation, 190 South LaSalle St., Suite 2830, Chicago, Illinois 60603. Includes 5,346,056 shares of Common Stock, Debentures convertible into 1,207,709 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. The general partners of GreenGrass Holdings consist of GGC, GreenGrass Capital II LLC, a Delaware limited liability company ("GGCII"), and Green Grass Management LLC, a Delaware limited liability company ("GGM"). Of the 5,346,056 shares of Common Stock owned by GreenGrass Holdings, 3,494,509 shares are beneficially owned by GGC, 1,802,361 shares are beneficially owned by GGCII, and 49,187 shares are beneficially owned by GGM. Of the 1,207,709 shares which GreenGrass Holdings would receive upon conversion of Debentures, 1,190,946 shares would be beneficially owned by GGC and 16,763 shares would be beneficially owned by GGM. The 50,000 shares which GreenGrass Holdings would receive upon exercise of the warrant would be beneficially owned by GGCII.

   (6)  The members of GGC are the following institutional investors:
        Glencoe Fund, Equity-Linked Investors--II, a New York limited partnership ("ELI-II"), the State Treasurer of the State of Michigan, as Custodian for the Michigan Public School Employee's Retirement System, the State Employees' Retirement System, the Michigan State Police Retirement System and the Michigan Judges Retirement System, each a trust organized by the State of Michigan to provide pension benefits to eligible retirees (collectively, the "Michigan Trusts"), Crescent/MACH I Partners, L.P., a Delaware limited partnership ("Crescent"), Sahara Enterprises, Inc., a Delaware corporation ("Sahara") and Baldwin & Lyons Insurance Company, an Indiana corporation ("Baldwin").

   (7)  The members of GGCII are the following institutional investors:
        Glencoe Growth Closely-Held Business Fund, L.P. ("Glencoe Growth"), ELI-II, Baldwin, the Michigan Trusts, and Massachusetts Mutual Life Insurance Co. ("MassMutual").

   (8) ELI-II is a member of both GGC and GGCII. The general partner of ELI-II is Rohit M. Desai Associates-II ("RMDA-II"). RMDA-II is a New York general partnership and Rohit M. Desai is the managing partner of RMDA-II. The investment advisor of ELI-II is Desai Capital Management Incorporated ("DCMI"). ELI-II may be deemed to beneficially own 2,394,695 shares of Common Stock held by Green Grass Holdings (which represents approximately 26.2% of the outstanding Common Stock and which includes 1,926,290 shares of Common Stock held by GreenGrass Holdings, 451,738 shares of Common Stock issuable upon conversion of Debentures held by GreenGrass Holdings, and 16,667 shares of Common Stock issuable upon the exercise of the warrant held by GreenGrass Holdings which it may be entitled to receive under certain circumstances as a member of GGC and GGCII). RMDA-II (as the general partner of ELI-II), DCMI (as the investment advisor to ELI-
        II), and Rohit M. Desai each may be deemed to be the beneficial owner of securities beneficially owned by ELI-II. The address of ELI-II and its affiliates identified above is 540 Madison Avenue, 36th Floor, New York, New York 10022.

   (9) The Michigan Trusts are members of both GGC and GGCII. As a result, the Michigan Trusts may be deemed to beneficially own 2,394,695 shares of Common Stock held by GreenGrass Holdings (which represents approximately 26.2% of the outstanding shares of Common Stock and includes 1,926,290 shares of Common Stock held by GreenGrass Holdings, 451,738 shares of Common Stock issuable upon conversion of Debentures held by GreenGrass Holdings, and 16,667 shares of Common Stock issuable upon the exercise of the warrant held by GreenGrass Holdings which they may be entitled to receive under certain circumstances as members of GGC and GGCII). The address of the Michigan Trusts is 430 West Allegan Street, Lansing, Michigan 48901.

   (10) The members of GGM are the following former and current officers of
        PlayCore:  Messrs. Ruegger, Cole, Hammelman, Beebe and Jonas.

   (11) Consists of 40,395 shares of Common Stock issuable upon the exercise of stock options which are currently exercisable. Excludes 4,304 shares of Common Stock and Debentures convertible into 1,467 shares of Common Stock held by GreenGrass Holdings which securities, as a member of GGM may be deemed to beneficially own because Mr. Hammelman would receive such securities under certain circumstances (including upon termination of his employment). Mr. Hammelman expressly disclaims beneficial ownership of any other securities of PlayCore held by GreenGrass Holdings because he neither is a controlling member of GGM nor has investment control of the portfolio securities of either GGM or GreenGrass Holdings.

   (12) Consists of 10,000 shares of Common Stock issuable upon exercise of stock options which are currently exercisable.

   (13) As one of the three persons appointed to the Members Operating Board of GGC, Mr. Kelleher has shared control of the voting and investment making decisions of GreenGrass Holdings, which owns 5,346,056 shares of Common Stock, Debentures convertible into 1,207,709 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. The address of Mr. Kelleher is c/o Desai Capital Management Incorporated, 540 Madison Avenue, 36th Floor, New York, New York 10022.

   (14) Includes 51,934 shares issuable upon the exercise of stock options which are currently exercisable.

   (15) The address of MassMutual is 1295 State Street, Springfield, MA 01111-0001. Includes 290,127 shares of Common Stock issuable upon the exercise of warrants which are currently exercisable, and 40,203 shares issuable upon the exercise of a warrant held by MassMutual Corporate Value Partners Limited (of which an affiliate of MassMutual is a Partner), which warrant is currently exercisable. Also includes 430,163 shares of Common Stock and 11,933 shares issuable upon the exercise of a warrant held by GreenGrass Holdings which securities, as a member of GGCII, MassMutual may be deemed to beneficially own because it would receive such securities under certain circumstances. MassMutual disclaims beneficial ownership of any other securities of PlayCore held by GreenGrass Holdings because it neither is a controlling member of GGCII nor has investment control of the portfolio securities of either GGCII or GreenGrass Holdings. Also excludes 288,607 shares issuable upon the exercise of warrants held by certain of its affiliates, including MassMutual Corporate Investors, MassMutual Participating Investors, and MassMutual Corporate Value Partners Limited, because the investments of such affiliates are held for the benefit of unrelated third parties.

   (16) Consists of 5,000 shares issuable upon the exercise of stock options which are currently exercisable.

   (17) Consists of 63,948 shares of Common Stock issuable upon the exercise of stock options which are currently exercisable. Excludes 49,187 shares of Common Stock and Debentures convertible into 16,763 shares of Common Stock which Mr. Ruegger may be deemed to beneficially own as sole manager and the controlling member of GCM, which indirectly beneficially owns such securities as a general partner of GreenGrass Holdings, including 32,773 shares of Common Stock and Debentures convertible into 11,169 shares of Common Stock held by GreenGrass Holdings which securities, as a member of GGM, Mr. Ruegger may be deemed to beneficially own because Mr. Ruegger would receive such securities under certain circumstances (including upon termination of his employment). Mr. Ruegger disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

   (18) Includes 10,000 shares of Common Stock issuable upon exercise of stock options which are currently exercisable. In addition, as one of the three persons appointed to the Members Operating Board of GGC, Ms. Williams has shared control of the voting and investment making decisions of GreenGrass Holdings, which owns 5,346,056 shares of Common Stock, Debentures convertible into 1,207,709 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. Of such securities, Ms. Williams would be entitled to receive 13,416 shares of Common Stock, Debentures convertible into 2,707 shares of Common Stock, and a warrant to purchase 152 shares of Common Stock under certain circumstances as a result of her ownership of limited partnership interests in Glencoe Fund and Glencoe Growth. The address of Ms. Williams is 417 Park Avenue, New York, New York 10022.

   (19) This group is comprised of the following executive officers: Messrs. Caldwell, Contino, Hammelman and Ruegger; and the following non-employee directors: Ms. Williams and Messrs. Evans, Herrera, Kelleher, Malone, and Massel. Includes Debentures convertible into 1,207,709 shares of Common Stock and a warrant to purchase 50,000 shares of Common Stock, all of which are held by GreenGrass Holdings, and 236,277 shares issuable to certain executive officers and directors upon the exercise of stock options which are currently exercisable.

                         INDEPENDENT PUBLIC ACCOUNTANTS

             Ernst & Young LLP has been reappointed by the Board of Directors as the independent auditors for PlayCore for the fiscal year ending December 31, 1998 upon the recommendation of the Audit Committee. Ernst & Young LLP has served as PlayCore's independent auditors since inception in January 1992, and served as the predecessor company's independent auditors since June 1990.

             Representatives of Ernst & Young LLP are expected to be present at the annual meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

   Section 16(a) Beneficial Ownership Reporting Compliance

             Section 16(a) of the Securities Exchange Act of 1934 requires PlayCore's executive officers, directors, and more than 10 percent stockholders to file with the Securities and Exchange Commission reports on prescribed forms of their ownership and changes in ownership of Common Stock and furnish copies of such forms to PlayCore. PlayCore believes that during and with respect to the fiscal year ended December 31, 1997, all reports required by Section 16(a) to be filed by PlayCore's officers, directors and more than 10 percent stockholders were filed on a timely basis.

   Information About the Solicitation

             The Board of Directors of PlayCore does not know of any matters which may be presented at the meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournments or postponements thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

             The expense of the Board of Directors' proxy solicitation will be borne by PlayCore. In addition to the use of the mail, proxies may be solicited by personal interview or by telephone. Banks, brokerage houses and other institutions will be requested to forward the soliciting material to beneficial owners and to obtain authorization of the execution of proxies; and, if they in turn so request, PlayCore will reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such material. Directors, officers and regular employees of the Company may also solicit proxies without additional remuneration therefor. PlayCore's transfer agent, First Chicago Trust Company of New York, will aid in the solicitation of proxies and, in addition to its annual retainer of $20,000, will be reimbursed for out-of-pocket expenses.

             Stockholders are urged to sign the accompanying form of proxy, solicited on behalf of the Board of Directors of PlayCore, and return it at once in the envelope provided for that purpose. Proxies will be voted in accordance with the stockholders' directions. If no directions are given, proxies will be voted "For" the election of the nominees for directors set forth in this Proxy Statement. The proxy does not affect the right to vote in person at the meeting and may be revoked at any time before it is voted by written notice of revocation given to the Secretary of PlayCore.

             Proxies, ballots and voting tabulations identifying stockholders are kept private and will not be available to anyone except as actually necessary to meet legal requirements. Access for proxies and other individual stockholder voting records is limited to the inspectors of election appointed by PlayCore and certain of PlayCore's employees who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

   Vote Required for Approval

             The presence at the annual meeting, in person or by proxy, by holders of a majority of the shares of Common Stock entitled to vote shall constitute a quorum. Shares will be voted as instructed in the accompanying proxy on every matter submitted to the stockholders.
   Pursuant to applicable Delaware law, only votes cast "For" a matter constitute affirmative votes. Shares represented by proxies indicating "Withhold Authority" to vote for one or more nominees will be counted as present for purposes of determining a quorum but as not entitled to vote, and not voted, for the nominee(s) for which voting authority is withheld. Shares represented by proxies indicating "Abstain" as to a matter will be counted as present for purposes of determining a quorum and as entitled to vote with respect to that matter. Abstentions will have the effect of a vote "Against" the item. Shares voted by a broker on a routine matter or matters (such as election of directors) but as to which the broker indicates it lacks authority to vote on non-routine matters will be counted as present for purposes of determining a quorum and as entitled to vote, and voted, with respect to the routine matter(s), but not entitled to vote, and not voted, with respect to the non-routine matter(s). Shares as to which a broker indicates it lacks authority to vote, or shares which the broker does not vote, will not be counted as present for purposes of determining a quorum.

             The seven nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters required for approval the affirmative vote of a majority of the shares of Common Stock represented and voted at the meeting in person or by proxy. GreenGrass Holdings, as the holder of record of approximately 68% of the voting Common Stock, has indicated that it intends to vote "For" the seven nominees for directors.

   Stockholder Proposals

             Proposals of stockholders intended to be included in PlayCore's proxy statement for the 1999 annual meeting of stockholders must be received by PlayCore no later than January 1, 1999.

                                    EXHIBIT A

                        EXECUTIVE OFFICERS OF THE COMPANY

             The following individuals are the current executive officers of the Company, who are elected annually by the Board of Directors to serve until the next annual election of officers and until their respective successors have been elected and have qualified unless removed by the Board of Directors.

            Name           Age                     Position

    Frederic L. Contino     47   President and Chief Executive Officer, and
                                 a director. See "Election of Directors" on page 2 of the Proxy Statement.

    John E. Caldwell        55   President of the Swing-N-Slide Division of
                                 Newco since December 1996.  From 1990 to
                                 November 1996, Mr. Caldwell was the
                                 President of the Retail Division of Curtis
                                 Industries Inc. (manufacturer of nuts,
                                 bolts and keys).

    Richard E. Ruegger      38   Vice President-Finance, Secretary and
                                 Treasurer since January 1992 and Chief
                                 Financial Officer since June 1992.

    David H. Hammelman      43   Vice President Human Resources and
                                 Administration since July 1995 and prior to such date was Director of Human Resources and Administration since October 1993.
                                 Director of Human Resources of Brach Van
                                 Houten, Andes Candies Division (candy
                                 manufacturing) from October 1992 through
                                 October 1993 and Employee Relations Manager of PepsiCo, Frito-Lay division (snack food manufacturing) from 1984 through September
                                 1992.

   PLAYCORE, INC.
   JANESVILLE, WISCONSIN                        PROXY/VOTING INSTRUCTION CARD
   __________________________________________________________________________
   This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on June 4, 1998

   The undersigned hereby constitutes and appoints Frederic L. Contino, Richard E. Ruegger and David S. Evans, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, acting by a majority of those present and voting, or if only one is present and voting, then that one, to vote the Common Stock of PlayCore, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of PlayCore, Inc. to be held in the Oak Room at the Metropolitan Club, 233 South Wacker Drive, Sears Tower 66th Floor, Chicago, Illinois 60606, on Thursday, June 4, 1998 at 10:00 a.m., local time, and at any adjournment thereof, in the manner indicated on the reverse side of ths proxy, and upon such other business as may lawfully come before the meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS INDICATED ON THE REVERSE SIDE HEREOF.

   Election of Directors:

   Nominees: Terence S. Malone, Frederic L. Contino, David S. Evans, George N. Herrera, Timothy R. Kelleher, Gary A. Massel and Caroline L. Williams

   You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. The proxies cannot vote your shares unless you sign and return this card.


                                                              SEE REVERSE
                                                                 SIDE

                              FOLD AND DETACH HERE

                Please mark your
        [ X ]   votes as in this
                example

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors.

       1.  Election of Directors (See Reverse)        FOR    AGAINST   ABSTAIN

       For, except vote withheld from the following nominee(s):

       ____________________________________________


       2.   In  their discretion,  the  proxies are
       authorized to vote upon such other business as may properly come before the meeting.


                                                     Change of
                                                     Address
                                                     Shown at left



                                 Please sign exactly as name appears hereon.
                                 Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.



                                 ____________________________________________



                                 ____________________________________________
                                 SIGNATURE(s)                         DATE


                              FOLD AND DETACH HERE